UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2019

Diplomat Pharmacy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Michigan	001-36677	38-2063100
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

4100 S. Saginaw St.

Flint, Michigan 48507

(Address of Principal Executive Offices)  (Zip Code)

(888) 720-4450

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Severance Plan

On March 7, 2019 (the “Effective Date”), the Board approved the Diplomat Pharmacy, Inc. Executive Severance Plan (the “Plan”).

The Plan provides severance benefits to certain key management employees of the Company and its subsidiaries who are selected by the Plan Administrator and have entered into a Participation and Restrictive Covenant Agreement (which contains certain restrictive covenants being agreed to as a condition of participation) with the Company (each, a “Participant”), and whose employment is terminated in a “Qualifying Termination,” meaning a termination without “Cause” or resignation with “Good Reason”.   On March 7, 2019, the Company’s currently serving named executive officers (Chief Executive Officer “CEO”; Chief Financial Officer “CFO”; and Executive Vice President “EVP”), were each designated as Participants under the Plan. All capitalized terms used but not defined herein shall have the meanings as set forth in the Plan.

If a Participant’s employment terminates in a Qualifying Termination, he or she will receive the following severance benefits:

(i)            an amount equal to the (x) “Severance Multiple” multiplied by (y) the Participant’s “Monthly Severance Amount”, with such amount payable in substantially equal installments over the “Severance Period”; provided that in the event the Qualifying Termination occurs within one year following a “Change in Control”, an enhanced “CIC Severance Multiple,” “Monthly CIC Severance Amount” and “CIC Severance Period” will apply.

(a)   The “Monthly Severance Amount” for the CEO, CFO and EVP will equal such Participant’s monthly base salary in effect immediately prior to a Qualifying Termination and, in the case of the CEO and CFO, 1/12 of such Participant’s target annual cash bonus for the calendar year in which the Qualifying Termination occurs. The Severance Multiple and Severance Period for the CEO, CFO and EVP are as follows:

•      CEO - Severance Multiple, 24, and Severance Period, 24 months;

•      CFO - Severance Multiple, 12, and Severance Period, 12 months; and

•      EVP - Severance Multiple, 12, and Severance Period, 12 months.

(b)   For the CEO and CFO, the Monthly CIC Severance Amount is equal to the Monthly Severance Amount and the Monthly CIC Severance Amount for the EVP consists of his Monthly Severance Amount plus 1/12 of his target annual cash bonus for the calendar year in which the Qualifying Termination occurs. The CIC Severance Multiple and CIC Severance Period for the CEO, CFO and EVP are as follows:

•      CEO - CIC Severance Multiple, 24, and CIC Severance Period, 24 months;

•      CFO - CIC Severance Multiple, 18, and CIC Severance Period, 18 months; and

•      EVP - CIC Severance Multiple, 12, and CIC Severance Period, 12 months.

(ii)                                  any accrued, but unpaid as of the date of the Qualifying Termination, annual cash bonus for any completed fiscal year preceding a Qualifying Termination, to be paid no later than March 15th following the year of such completed fiscal year;

(iii)                               an amount equal to the Participant’s target annual cash bonus of the calendar year in which the Qualifying Termination occurs prorated based on the number of days Participant remained an employee, to be paid within 60 days of the Qualifying Termination;

(iv)                              accrued benefits under any Retirement Plan or Welfare Plan; and

(v)                                 if the Participant timely elects COBRA continuation coverage, reimbursement from the Company equal to the difference between the cost of such COBRA continuation coverage and the amount active employees pay for health coverage through the earlier of the end of the Severance Period and the Participant becoming eligible for health insurance coverage under another employer’s plan.

In the event a Participant holds any equity awards granted under the Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan or Diplomat Pharmacy, Inc. 2007 Stock Option Plan (each an “Equity Plan”), the treatment of such equity awards in the event of a Qualifying Termination shall continue to be governed by the terms of the applicable Equity Plan and the applicable award agreements.

If any payments and benefits to be paid or provided to a Participant, whether pursuant to the terms of the Plan or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, the payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the eligible employee.

Upon at least 12 months’ (or, in connection with or following a Change in Control, upon at least 24 months’) prior written notice to all Participants, the Plan may be terminated or amended by the Compensation Committee of the Board, provided that any termination or amendment of the Plan may not materially impair the rights of a Participant whose Qualifying Termination occurs prior to such termination or amendment.

The foregoing summary is qualified in its entirety by reference to the Diplomat Pharmacy, Inc. Executive Severance Plan attached hereto as Exhibit 10.1 and incorporated herein by reference.

Leadership Team Update

On March 7, 2019, the Company determined that Gary Rice, Executive Vice President, should no longer be classified as an officer or executive officer under the Securities Exchange Act of 1934, as amended.

Item 9.01    Financial Statements and Exhibits.

(d)            Exhibits

No.	Description
10.1	Diplomat Pharmacy, Inc. Executive Severance Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diplomat Pharmacy, Inc.

By:	/s/ Brian T. Griffin
Brian T. Griffin
Chief Executive Officer

Date: March 13, 2019